EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2011 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K of Resource Real Estate Opportunity REIT, Inc. and its subsidiaries for the year ended December 31, 2010. We hereby consent to inclusion of said report in Supplement No. 11 to the Prospectus of Resource Real Estate Opportunity REIT, Inc., which is part of the Registration Statement on Form S-11 (File No. 333-160463). We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 30, 2011